                                                                     EXHIBIT 4.2

                                  EXHIBIT 4.2
                    TRUST UNDER BUTLER INTERNATIONAL, INC.
                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                 (Amended and Restated as of January 1, 1999)


          This Trust Agreement made this 1st day of January, 1999, by and between Butler Service Group, Inc. ("Butler Service Group"), Butler International, Inc. ("Butler") and PRUDENTIAL TRUST COMPANY (hereinafter called the "Trustee");

          WHEREAS, the Butler International, Inc. Supplemental Executive Retirement Plan (formerly known as the Butler Service Group, Inc. Supplemental Executive Retirement Plan) (the "Plan") has been maintained by Butler Service Group and certain of its subsidiaries prior to January 1, 1999 and, effective January 1, 1999, is maintained by Butler for the benefit of eligible employees of Butler and its subsidiaries listed on Appendix A hereto (Butler and those entities listed on Appendix A hereto are referred to herein collectively as the "Companies" and individually as a "Company");

          WHEREAS, the Companies have established this Trust (hereinafter called the "Trust") for the benefit of the Plan participants and their beneficiaries by agreement made effective February 1, 1995, and Butler (or, prior to January 1, 1999, the Companies) has contributed or shall contribute to the Trust assets that shall be held therein, subject to the claims of Butler's creditors in the event of Butler's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

          (d) WHEREAS, Trustee is willing to accept appointment as successor trustee under the Trust heretofore established and to hold and administer such Trust assets pursuant to the terms of this Trust Agreement; and

          (e) WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

          (f) WHEREAS, it is the intention of Butler to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

          NOW, THEREFORE, the parties do hereby agree that the Trust shall be comprised, held and disposed of as follows:

                        Section   Establishment Of Trust
                                  ----------------------

          There is hereby deposited with Trustee in trust an amount which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

          The Trust hereby established shall be irrevocable.

          The Trust is intended to be a grantor trust, of which Butler is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

          The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Butler and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or

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any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Butler. Any assets held by the Trust will be subject to the claims of a Butler's general creditors under federal and state law in the event of Insolvency, as defined in
Section 3(a) herein.

          Butler, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

                           Section   Payments to Plan
                                     ----------------
                     Participants and Their Beneficiaries.
                     ------------------------------------

          Butler shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan. Trustee shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Butler.

          The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Butler or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

          Butler may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Butler shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Butler shall make the balance of each such payment as it falls due. Trustee shall notify Butler where principal and earnings are not sufficient.

              Section   Trustee Responsibility Regarding Payments
                        -----------------------------------------
                 to Trust Beneficiary When Butler is Insolvent.
                 ---------------------------------------------

          Trustee shall cease payment of benefits to Plan participants and their beneficiaries if Butler is Insolvent. Butler shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Butler is unable to pay its debts as they become due, or (ii) Butler is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

          At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Butler under federal and state law as set forth below.

          The Board of Directors and the Chief Executive Officer of Butler shall have the duty to inform Trustee in writing of Butler's Insolvency. If a person claiming to be a creditor of Butler alleges in writing to Trustee that Butler has become Insolvent, Trustee shall determine whether Butler is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

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

          Unless Trustee has actual knowledge of Butler's Insolvency, or has received notice from Butler or a person claiming to be a creditor alleging that Butler is Insolvent, Trustee shall have no duty to inquire whether Butler is Insolvent. Trustee may in all events rely on such evidence concerning Butler's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Butler's solvency. Evidence upon which Trustee may rely as aforesaid includes but is not limited to written notice from any of Butler's Board of Directors, Chief Executive Officer, a Senior Vice President or General Counsel, its current independent accountant or outside attorney, or an accountant or outside attorney employed by Trustee, or written notice of the appointment of a receiver of any of Butler's property by any court in the United States.

          If at any time Trustee has determined that Butler is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Butler's general creditors and, except as otherwise provided in Section 3(b)(4) below, Trustee shall distribute the assets of the Trust only as directed by order of the bankruptcy court or the court appointing the receiver aforesaid. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Butler with respect to benefits due under the Plan or otherwise.

          Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Butler is not Insolvent (or is no longer Insolvent). Trustee may rely fully on any one of the following in determining that Butler is not Insolvent (or is no longer Insolvent): a discharge of Butler from federal bankruptcy proceedings; a written notice from Butler's Board of Directors, Chief Executive Officer, a Senior Vice President or General Counsel, its current independent accountant or outside attorney or an accountant or attorney employed by Trustee; or the termination of receivership referred to in
Section 3(b)(2) above.

          Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Butler in lieu of the payments provided for hereunder during any such period of discontinuance.

                         Section   Payments to Butler.
                                   -------------------

          Except as provided in Section 3 hereof, Butler shall have no right or power to direct Trustee to return to Butler or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

                        Section   Investment Authority.
                                  ---------------------

          Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Butler. Notwithstanding the preceding, Trustee shall purchase and sell securities or other obligations issued by Butler only as from time to time directed by Butler. Except to the extent to which authority with respect to the management of Trust assets has been allocated to others in accordance with this Trust Agreement, all rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants, except that voting rights and dividend rights with respect to Trust assets will be exercised by Butler. In this regard, the authority to direct investments may be allocated to one or more investment advisers or to an investment committee pursuant to
Section 5(b) of this Trust Agreement and the authority to hold assets of the Trust may be allocated to one or more custodians pursuant to Section 5(c) of this Trust Agreement.

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

          Butler may from time to time appoint one or more professional investment advisers other than Trustee or an investment committee established by Butler to manage all or any portion of the assets of the Trust. Any such appointment shall be in writing and shall delineate the duties, responsibilities, and liabilities of the investment adviser or investment committee. Butler shall direct Trustee to, and Trustee will, if so directed in writing by Butler, segregate the portion of the Trust assets subject to management by an investment adviser or investment committee. Upon written notice to Trustee of the appointment of an investment adviser or investment committee, the investment adviser or investment committee shall be authorized to direct Trustee regarding the investment and reinvestment of the portion of the assets of the Trust subject to management by the investment adviser or investment committee and Trustee shall receive, hold and transfer assets purchased or sold by the investment adviser or investment committee in accordance with its directions. An investment adviser or investment committee shall have complete investment responsibility with respect to the assets of the Trust with respect to which it has been appointed as investment adviser or investment committee, and, except as otherwise provided by law, Trustee shall have no obligation as to the investment of such assets during the period they are subject to management by an investment adviser or investment committee. The appointment of an investment adviser or investment committee shall continue in effect until Trustee receives written notice to the contrary from Butler or the investment adviser or investment committee. An investment adviser may resign at any time upon thirty days prior written notice to Butler and Trustee, and Butler may remove an investment adviser at any time upon prior written notice to the investment adviser and Trustee.

          Butler may appoint one or more third parties, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as "custodian" of all or any portion of the assets of the Trust. In such event, Butler shall direct Trustee to enter into an appropriate custodial agreement with the third party appointed as custodian of the Trust assets and delegating Trustee's powers with respect to the management of such assets to the custodian. Upon such an appointment Trustee shall transfer appropriate assets of the Trust to the custodian and the custodian shall have responsibility for the holding and administration of such assets of the Trust, as agent for the Trustee, until its employment as custodian is terminated, at which time the custodian shall return all assets of the Trust to Trustee. Notwithstanding anything to the contrary to this Section 5(c), the custodian shall hold and administer such assets of the Trust subject to and in accordance with this Trust Agreement and shall not deliver any Trust assets held in any custodial account to any person except upon the express written direction of Trustee. Each custodian shall maintain the records and accounts and shall submit to the appropriate persons the periodic reports otherwise required of Trustee with respect to the portion of the Trust held by the custodian.

          Trustee shall have the right and power at any time and from time to time (i) to enter into one or more contracts with any one or more legal reserve life insurance companies, (ii) to transfer to such insurance company such portion of the Trust assets in accordance with the terms of any such contract, and (iii) to hold any such contract as part of the Trust. Trustee shall have the right and power at any time and from time to time, in its sole discretion, to (i) request any information from any such insurance company necessary or appropriate to perform its duties under this Trust Agreement, or (ii) amend, modify or terminate any such contract. The Trustee shall not exercise any of the foregoing powers, rights or privileges except at the direction of Butler.
In all respects any insurance company issuing any contract as described above shall deal with the Trustee as the absolute owner of any such contract and shall not be required to inquire as to the authority of the Trustee to act with regard to such contract. Any such insurance company may accept and rely upon any written notice, instruction, direction, certificate or other communication from the Trustee which is signed by an officer of the Trustee.

          Butler shall have the right and power at anytime and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Butler in a non-fiduciary capacity without the approval or consent of any person in a fiduciary capacity.

                        Section   Disposition of Income.
                                  ----------------------

          During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

                        Section   Accounting by Trustee.
                                  ----------------------

          Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Butler and Trustee. Within 30 days following the close of each calendar year and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to Butler a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

                      Section   Responsibility of Trustee.
                                --------------------------

          Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Butler which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Butler event of a dispute between Butler and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

          With the prior written consent of Butler, Trustee may consult with legal counsel (who may also be counsel for Butler generally) with respect to any of its duties or obligations hereunder.

          With the prior written consent of Butler, Trustee may hire agents, accountants, actuaries, investment advisers, financial consultants, or other professionals to assist it in performing any of its duties or obligations hereunder.

          Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

          Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

          Indemnification.  In consideration of Trustee's agreeing to enter into
          ---------------
this Trust Agreement, Butler hereby agrees to hold harmless Prudential Trust Company, as Trustee under this Trust Agreement, and its directors, officers, and employees, from and against all amounts, including without limitation taxes, expenses (including reasonable counsel fees), liabilities, claims, damages, actions, suits or other charges, incurred by or assessed against Prudential Trust Company, as Trustee, or its directors, officers, or employees, (i) as a direct or indirect result of anything done in good faith, or alleged to have been done, by or on behalf of Prudential Trust Company in reliance upon the directions of Butler, or any person or committee authorized to act on behalf of Butler, or anything omitted to be done in good faith, or alleged to have been omitted, in the absence of such directions or (ii) as a direct or indirect result of the failure of Butler or any person or committee (other than the Trustee, its agents or affiliates, or its or their employees, directors or officers) to adequately, carefully or diligently discharge its responsibilities under the Plan, this Trust Agreement, or applicable Department of Labor or Treasury regulations or rulings. Butler further agrees that the undertakings made by it in this Section 8(f) shall be binding on its successors or assigns and shall survive termination, amendment or restatement of this Trust Agreement, or the resignation or removal of the Trustee.

                Section   Compensation and Expenses of Trustee.
                          -------------------------------------

          Butler shall from time to time pay taxes of any and all kinds whatsoever which at any time are lawfully levied or assessed upon or become payable in respect of the Trust, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes lawfully levied or assessed upon the Trust are not paid by Butler, the Trustee shall pay such taxes out of the Trust. The Trustee may contest the validity of taxes, at the direction of, and in any manner deemed appropriate by, Butler or its counsel, but only at Butler's expense and only if the Trustee has received an indemnity bond or other security satisfactory to it to pay such expenses. Alternatively, Butler may contest the validity of any such taxes.

          Butler shall pay all administrative and Trustee's fees and expenses, including without limitation fees for services provided by persons appointed or hired pursuant to Section 5, Section 8(b) or Section 8(c) above. If not so paid, the fees and expenses shall be paid from the Trust.

                 Section   Resignation and Removal of Trustee.
                           -----------------------------------

          Trustee may resign at any time by written notice to Butler, which shall be effective 30 days after receipt of such notice unless Butler and Trustee agree otherwise.

          Trustee may be removed by Butler on one days notice or upon shorter notice accepted by Trustee.

          Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 10 days after receipt of notice of resignation, removal or transfer, unless Butler extends the time limit.

          If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

                      Section   Appointment of Successor.
                                -------------------------

          If Trustee resigns or is removed in accordance with Section 10(a) or
(b) hereof, Butler may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Butler or the successor Trustee to evidence the transfer.

                      Section   Amendment or Termination.
                                -------------------------

          This Trust Agreement may be amended by a written instrument executed by Trustee and Butler. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

          The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Butler.

                            Section   Miscellaneous.
                                      --------------

          Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

          Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

          This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          Any action with respect to the Plan or this Trust required or permitted to be taken by Butler shall be by resolution of its Board of Directors, by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such Committee.

          Until further notice from either party hereto, any notices delivered pursuant to this Trust Agreement and all other communications shall be in writing and shall be delivered, sent or transmitted to the persons at the addresses and facsimile numbers set forth hereunder. All notices and other communications shall be effective when received. The party seeking to rely on notice having been given under this paragraph shall be responsible for ascertaining its receipt.

              For a Company or the Companies:
              Butler International, Inc.
              Attn:  Corporate Secretary
              110 Summit Avenue
              P.O. Box 460
              Montvale, New Jersey 07645
              Facsimile No. 201-573-9148

              For Trustee:
              Prudential Trust Company
              Attn: Assistant Secretary
              30 Scranton Office Park
              Scranton, PA 18507
              Facsimile No.

          This Trust Agreement between Butler Service Group, Butler and Trustee contains the entire understanding between the parties with respect to its subject matter and, as of the effective date of this Trust Agreement, it supersedes and entirely replaces any and all prior agreements between Butler Service Group and Trustee with respect to the subject matter of this Trust Agreement.

          This Trust Agreement shall be binding upon and inure to the benefit of the parties hereof and their heirs, successors, and assignees. This Trust Agreement is not assignable by any party without the express written consent of the other party.

          Titles and captions used in this Trust Agreement are included for convenience of reference only and in no way define or delimit any provisions or otherwise alter the construction or effect.

          Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

          Each of the parties to this Trust Agreement hereby represents and warrants that it is duly authorized and empowered to execute, deliver, and perform this Trust Agreement.

          This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all counterparts shall, together, constitute only one agreement.

                           Section   Effective Date.
                                     --------------

          The effective date of this Trust Agreement shall be January 1, 1999.

     IN WITNESS WHEREOF, Trustee, Butler Service Group and Butler have caused this agreement to be signed by each of their duly authorized representatives, as of the day and year first above written.


ATTEST                               BUTLER SERVICE GROUP, INC.

/s/ Warren F. Brecht                 By: /s/ Michael C. Hellriegel
-----------------------------           ---------------------------------

Its:  Secretary                      Its: Sr. Vice President - Finance
     ------------------------            --------------------------------

ATTEST                               BUTLER INTERNATIONAL, INC.

/s/ Warren F. Brecht                 By: /s/ Michael C. Hellriegel
-----------------------------           ---------------------------------

Its:  Secretary                      Its: Sr. Vice President - Finance
     ------------------------            --------------------------------

ATTEST                               PRUDENTIAL TRUST COMPANY,
                                     as Trustee
/s/ Dan Arcure                       By: /s/ Michael G. Williamson
-----------------------------           ---------------------------------
Its:  V.P. & Assistant Secretary     Its: VP & Comptroller
     -----------------------------       -----------------

                                 Appendix A to
                     Trust under Butler International, Inc.
                     Supplemental Executive Retirement Plan
                     --------------------------------------



       BT, Inc.
       Butler Technology Solutions, Inc.
       Butler Airport Services, Inc.
       Butler Services, Inc.
       Butler Service Group, Inc.

                                       1